News Release

Mirion Technologies Appoints Michael Rossi as President of Mirion Medical

Atlanta, GA – October 3, 2022 – Mirion Technologies, Inc. (“Mirion,” “we” or the “Company”) (NYSE: MIR), a global provider of radiation detection, measurement, analysis and monitoring solutions to the medical, nuclear, defense, and research end markets, today announced the appointment of Michael Rossi as the President of Mirion Medical. Michael will report directly to Mirion’s CEO, Tom Logan, who had been acting as President of the business segment.

Michael joins Mirion from Novartis, where he most recently served as the Head of Radioligand Imaging for the Advanced Accelerator Applications business. Prior to Novartis, Michael spent five years at Jubilant Pharma where he served in several different roles with increasing levels of responsibility. Michael also brings experience from GE Healthcare, Tyco Healthcare/Mallinckrodt and Syncor International to the Mirion team. Michael earned a Bachelor of Science in Pharmacy degree from the University of the Sciences – Philadelphia College of Pharmacy and carries the Authorized Nuclear Pharmacist Certification from Butler University. Michael has also served on several Boards of Directors and remains a Licensed Pharmacist in the state of Pennsylvania.

“I am thrilled to welcome Michael to the Mirion team,” said Tom Logan, Mirion’s CEO. “Michael has a unique blend of domain experience and leadership qualities in the nuclear medicine space. His appointment comes at an exciting time for the Company, as we aim to drive organic and inorganic growth and margin expansion across our medical business. I am confident that Michael will accelerate the attainment of our healthcare ambitions.”

“I am incredibly excited to be joining Mirion Medical at such an impactful time in the Company’s growth trajectory,” added Michael Rossi. “What Tom and the team have built over the last few years is truly impressive and I look forward to building off the solid momentum with my new colleagues.”

About Mirion
Mirion Technologies is a leading provider of detection, measurement, analysis and monitoring solutions to the nuclear, defense, medical and research end markets. The organization aims to harness its unrivaled knowledge of ionizing radiation for the greater good of humanity. Headquartered in Atlanta (GA – USA), Mirion employs around 2,800 people and operates in 13 countries. For more information, and for the latest news and content from Mirion, visit ir.mirion.com.

Contacts:
For investor inquiries:
Jerry Estes
ir@mirion.com
For media inquiries:
Matthew Maddox
mmaddox@mirion.com